Exhibit 99.6
The following is an excerpt from the SB Holdings Form 10-K (included in Item 3 thereof). Capitalized terms used in this Exhibit 99.6 and not otherwise defined have the respective meanings set forth in Exhibit 99.5. Unless the context indicates otherwise, the terms the “Company,” “Spectrum,” “we,” “our” or “us” refer to SB Holdings and its subsidiaries subsequent to the SB/RH Merger and to Spectrum Brands prior to the SB/RH Merger, as well as both before and on and after August 28, 2009.
LEGAL PROCEEDINGS OF SPECTRUM BRANDS HOLDINGS, INC. AND SPECTRUM BRANDS, INC.
     In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against Spectrum Brands, Inc. (“Spectrum Brands”), as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Spectrum Brands is reviewing the claims and intends to vigorously defend this matter but, as of the date of the SB Holdings Form 10-K cannot estimate any possible losses.
     In May 2010, Herengrucht Group, LLC (“Herengrucht”) filed an action in the U.S. District Court for the Southern District of California against Spectrum Brands claiming that Spectrum Brands had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Herengrucht dismissed its claims without prejudice in September 2010.
     Applica Consumer Products, Inc. (“Applica”), a subsidiary of Spectrum Brands, is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006.
     The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated the Harbinger Parties. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the Harbinger Parties. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the Harbinger Parties. The original complaint was filed in conjunction with a motion preliminarily to enjoin the Harbinger Parties’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the Harbinger Parties in January 2007 (Applica is currently a subsidiary of Russell Hobbs, Inc. (“Russell Hobbs”)), Spectrum Brands believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009.
     The trial is currently scheduled for February 2011. Spectrum Brands intends to vigorously defend the action, but may be unable to resolve the disputes successfully or without incurring significant costs and expenses. As a result, Russell Hobbs and the Harbinger Master Fund have entered into an indemnification agreement, dated as of February 9, 2010, by which the Harbinger Master Fund has agreed, effective upon the consummation of the SB/RH Merger, to indemnify Russell Hobbs, its subsidiaries and any entity that owns all of the outstanding voting stock of Russell Hobbs against any out-of-pocket losses, costs, expenses, judgments, penalties, fines and other damages in excess of $3 million incurred with respect to this litigation and any future litigation or legal action against the indemnified parties arising out of or relating to the matters which form the basis of this litigation.
     Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. Spectrum Brands believes that these actions are without merit and intends to vigorously defend the action, but may be unable to resolve the disputes successfully without incurring significant expenses. As of the date of the SB Holdings Form 10-K, Spectrum Brands cannot estimate possible losses. At this time, Spectrum Brands does not believe it has coverage under its insurance policies for the asbestos lawsuits.
     Spectrum Brands is a defendant in various matters of litigation generally arising out of the ordinary course of business.